ADOPTION OF DISTRIBUTION PLAN

     WHEREAS, Investors Research Fund, Inc. (the Fund) is registered as an open-end diversified management investment company under the Investment Company Act of 1940 (the 1940 Act); and

     WHEREAS, the Fund desires to finance distribution of its shares in accordance with this Plan of Distribution pursuant to Rule 12b-1 under the Act; and

     WHEREAS, the Board of Directors of the Fund has determined to adopt this Distribution Plan in accordance with the requirements of the 1940 Act and has determined that there is a reasonable likelihood that the Plan will benefit the Fund and its Shareholders; and,

     WHEREAS, this Plan has been approved by a vote of the Board of Directors of the Fund, including a majority of those directors who are not interested persons of the Fund, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan (hereafter the 'disinterested
Directors"), cast in person at a meeting called for the purpose of voting on this Plan.

     NOW THEREFORE, the Fund hereby adopts the Plan on the following terms and conditions:

     1.(a) The Fund will make payments to broker-dealers who have engaged in the marketing and distribution of the Fund's shares and who agree to provide certain services of value to the Fund's Shareholders.

     (b) Payments made our of or charged against the assets of the Fund are subject, in total, to a maximum annual limit of .25% of the Fund's average daily net assets, and for expenses of administration of this Plan.

     (c) No payments whatsoever may be made from, or charged against, assets of the Fund which directly or indirectly contribute to financing any activity which is primarily intended to result in the sale of shares issued by the Fund except those payments made pursuant to this Plan.

     2. This Plan shall become effective immediately upon approval by a vote of a majority of the outstanding voting securities of the Fund as defined in the Act [Section 2 (42)], and shall continue in effect for a period of one (1) year from the date of such approval unless terminated earlier as provided below. Thereafter, the Plan shall continue in effect from year to year, provided that the continuance is approved at least annually by a vote of the Board of Directors of the Fund, including a majority of the Disinterested Directors who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on such Plan, or by a vote of a majority of the outstanding voting securities of the Fund.

     3. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to the Plan or any related agreement shall provide to the Fund's Board of Directors, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. No payments will be made by the Fund hereunder after the date of termination of the Plan.

     4. All material amendments to the Plan must be approved by the vote of the Board of Directors of the Fund, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendments. However, this Plan may not be amended to increase materially the amount to be spend by the Fund hereunder without approval by a vote of a majority of the outstanding voting securities of the Fund.

     5. So long as the Plan remains in effect, the selection and nomination of persons to serve as those Directors of the Fund who are not "interested persons" of the Fund shall be committed to the discretion of the Directors then in office who are not "interested persons" of the Fund. However, nothing contained herein shall prevent the participation of other persons in the selection and nomination process, provided that a final decision on any such selection or nomination is within the discretion of, and approved by, a majority of the Directors of the Fund then in office who are not "interested persons" of the Fund.

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

     6. Any agreement related to the Plan shall be in writing and shall provide:
(a) that such agreement may be terminated at any time as to the Fund, without payment of any penalty and with no obligation to make any further payments, by vote of a majority of the Disinterested Directors who have no direct or indirect financial interest in the operation of the Plan or in any agreements relating to the plan or by vote of a majority of the outstanding voting Shares of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     7. The Fund shall preserve copies of the Plan and all reports made pursuant to paragraph 4 hereof, together with minutes of all Directors meetings at which the adoption, amendment or continuance of the Plan were considered (describing the factors considered and the basis for decision), and any related reports or minutes, as the case may be, for a period of not less than six (6) years from the date of this Plan, the first two (2) years in an easily accessible place.

     8. The Plan may be terminated at any time, without penalty, by the vote of a majority of Disinterested Directors who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan cast in person at a meeting called for the purpose of voting on such Plan, or by the vote of a majority of the outstanding voting securities of the Fund.

     IN WITNESS WHEREOF, Investors Research Fund, Inc. has executed this Distribution Plan on December 1, 1992.


                                                   INVESTORS RESEARCH FUND, INC.

                                                   By:___________/S/____________
                                                             Edgar T. Wells, Jr.
                                                                       President

Attest:___________/S/_____________
             Francis S. Johnson
             Vice President


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

                          INVESTORS RESEARCH FUND, INC.
                      P.O. Box 30, Santa Barbara, CA 93102
                                 (805) 569-1011

From:    12b-1 PLAN DEALER AND BROKER
         SERVICING AGREEMENT
         (Form A)

TO:      INVESTORS RESEARCH FUND, INC.
         P.O. Box 30
         Santa Barbara, CA  93102

Gentlemen:

     We desire to enter into this agreement (the "Agreement") with you in connection with our distribution of shares (the "Shares") of Investors Research Fund, Inc., pursuant to a Distribution Plan (the "Plan") adopted by the Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). This agreement defines the services to be provided by us, for which we are to receive payment from you, pursuant to the Plan.

     1. We are a member of the National Association of Securities Dealers, Inc. and currently have an effective agreement with you for the distribution of shares of Investors Research Fund, Inc. We agree to provide distribution assistance and administrative support services in connection with the distribution of shares of the Fund to customers who may from time to time directly or beneficially own Shares, including but not limited to distributing sales literature, answering routine customer inquiries regarding the Fund, assisting in the establishment and maintenance of accounts in the Fund and in processing of purchase and redemption of Share transactions, making the Fund's investment plans and dividend options available, and providing such other information and services in connection with the distribution of shares of the Fund as you may reasonably request from time to time.

     2. For such services, you shall pay us, within forty-five (45) days of the end of each fiscal quarter of the Fund, a fee based upon the average daily net asset value during the just ended fiscal quarter of Qualified Holdings owned by use or by our customers for the minimum period determined from time to time by a majority of the Fund's disinterested Directors (defined below), which fee shall not exceed .0625% (.25% on an annual basis) of the average daily net asset value of the Qualified Holdings during the quarter just ended; provided, however, that no such payment shall be made to us for any quarter in which our Qualified Holdings do not equal or exceed, at the end of such quarter, the Minimum Qualified Holdings to be set by you with the approval of the Disinterested Directors from time to time. You agree to notify us of the Minimum Qualified Holdings and to provide us with written notice within thirty (30) days after any change in that requirement.

     3. We shall furnish you with such information as you shall reasonably request with respect to the distribution assistance and administrative support services furnished by us to our customers pursuant to this Agreement.

     4. You may enter into other similar servicing agreements with any other person without our consent.

     5. This Agreement may be terminated at any time without payment of any penalty by the vote of a majority of the Directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act), and have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Disinterested Directors"), or by a vote of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities, on not more than sixty (60) days written notice. It will also be terminated by any act which terminates either the Plan of the agreement between us for distribution of shares of the Fund, and shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     6. The provisions of the Plan (including without limitation its definition of terms that are capitalized in this Agreement) are incorporated herein by reference. This Agreement shall become effective upon execution and delivery and shall continue in full force and effect so long as the continuance of the plan and this Agreement are approved at least annually by a vote of the Funds' Directors, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting thereon. All notices hereunder shall be to the respective parties at the addresses listed hereon, unless changed by notice given in writing. This Agreement and all the rights and obligations of the parties hereunder shall be governed and construed under the laws of the State of California.

Accepted:                                  Firm (Name)__________________________
                                            (Address)___________________________

INVESTORS RESEARCH FUND, INC.

By: ______________________________                 By: _________________________
                                                            Authorized Signature

Date:_____________________________                      ________________________
                                                                     Name

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